Exhibit 10.2

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

BETWEEN OHSU AND

NOVACEA, INC.

This Amended and Restated Agreement (hereinafter this “Agreement”) is made and entered into as of May 25, 2007 (“Effective Date”) between the Oregon Health & Science University (hereinafter OHSU) having offices at 2525 S.W. First Avenue, Suite 120, Portland, Oregon 97201, and Novacea, Inc. (formerly known as D-Novo Therapeutics, Inc.) (hereinafter Licensee), a Delaware corporation having offices at 601 Gateway Blvd., Suite 800, South San Francisco, California 94080; and hereby amends and restates the Exclusive License Agreement between OHSU and Licensee effective June 27, 2001 (the “Original License Agreement”).

1.	BACKGROUND

1.01	In the course of fundamental research programs at OHSU, inventions were conceived which relate to Vitamin D and its analogs in oncology and other disease therapies. The intellectual property rights resulting from these inventions (and licensed through this Agreement) are subject to the conditions set forth in 37 CFR Part 401.

1.02	By assignment of the inventions as described in OHSU Disclosure Number 97/413 from the inventors, OHSU is the owner of certain patent rights and desires to grant licenses under those rights to Licensee for development of products and processes for public use and benefit. These patent rights include, but are not limited to, those rights in PCT Patent Application #WO 99/49870 “Vitamin D and its Analogs in the Treatment of Tumors and Other Hyperproliferative Disorders” and other patent applications related to the pulsatile high-dose administration of Vitamin D and analogs in tumors and other hyperproliferative disorders, including, but not limited to those listed in Appendix A to this Agreement.

1.03	Licensee desires to develop processes and methods and marketable products for public use and benefit by using Licensed Patent Rights.

1.04	OHSU and Licensee entered into an agreement dated June 27th, 2001, the Original License Agreement, which was subsequently amended on November 21, 2005.

1.05	OHSU and Licensee hereby seek to further amend and restate the Original License Agreement as indicated herein.

2.	DEFINITIONS

2.01	“Affiliate” means any legal entity directly or indirectly controlling, controlled by or under common control with Licensee. Any Affiliate or any joint venture or other entity formed by Licensee that distributes Licensed Products or Licensed Processes shall execute (a) this Agreement or (b) a written joinder agreement in a form satisfactory to OHSU, and will be a Licensee for the purposes of this Agreement (other than for the purposes of Section 6.01). Licensee shall be responsible for such Affiliate’s or entity’s performance of its obligations under this Agreement.

2.02	“Development Plan” means a plan(s) for the development and/or marketing of the Licensed Patent Rights that demonstrates Licensee’s capability to bring the Licensed Patent Rights to practical application as such term is defined in 35 U.S.C. §201(f).

2.03	“First Commercial Sale” means the initial transfer by or on behalf of Licensee or its sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of Licensee or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales. For the avoidance of doubt, (1) sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use and (2) transfers of Licensed Products, whether by sale or otherwise, or practice of the Licensed Process, as between Affiliates of Licensee, or Affiliates of its sublicensees, will not constitute a First Commercial Sale or a sale for the purpose of determining Net Sales, provided that (i) the Affiliate to whom the transfer is made is not an end-user for the purpose of patient administration, and (ii) if Licensee, or a sublicense, sells a Licensed Product or Licensed Process to an Affiliate for resale, Net Sales will include any amounts received by such Affiliate from third parties on the resale of such Licensed Product or Licensed Process.

2.04	“Government” means the government of the United States of America.

2.05	“Licensed Fields of Use” means all prophylactic, therapeutic, and diagnostic uses in humans and/or animals.

2.06	“Licensed Know-How” means all proprietary information, methods, processes, techniques, data and biologic materials (including, without limitation, pre-clinical and clinical data) which are in the possession of or controlled by OHSU during the term of this Agreement, which OHSU is free to license or sublicense, and which is necessary or useful for the manufacture, use or sale of a Licensed Product in the Licensed Fields of Use or to practice any Licensed Process in the Licensed Fields of Use in the Licensed Territory. Except as otherwise expressly agreed by the parties, the license to Licensee of Licensed Know-How set forth above shall not obligate OHSU to conduct additional research or otherwise initiate any action with respect to creation of new Licensed Know-How.

2.07	“Licensed Patent Rights” shall mean:

a)	U.S. and foreign patent applications and patents listed in Appendix A or subsequently added to Appendix A by agreement of the parties, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

b)	and to the extent that the following contain one or more claims directed to the invention or inventions claimed in a) above: i) continuations-in-part of a) above; ii) all divisions and continuations of these continuations-in-part; iii) all patents issuing from such continuations-in-part, divisions, and continuations; and iv) any reissues, reexaminations, and extensions of all such patents.

Licensed Patent Rights shall not include claims in b) above to the extent that they are directed to new matter which is not the disclosed in the specifications of a) above.

2.08	“Licensed Product(s)” means tangible materials which, in the course of manufacture, use, or sale would be covered by one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.09	“Licensed Process(es)” means processes which, in the course of being practiced would be covered by one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.10	“Licensed Territory” means the world.

2.11	“Net Sales” means the aggregate gross amount invoiced by Licensee or its Affiliates on all sales or transfers for consideration of Licensed Product or Licensed Process in the Licensed Territory to a third party, less the following deductions to the extent such deductions are documented and (i) listed in the invoice as a credit or charge added to the unit price of a Licensed Product or Licensed Process or (ii) directly paid or actually incurred and not reimbursed to or recovered by Licensee or its Affiliates with respect to the sale of such Licensed Product or Licensed Process:

a)	bad debts actually written off which are attributable to sales of Licensed Product or Licensed Process;

b)	trade, quantity and cash discounts and any other adjustments, including, without limitation, those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns, recalls, rebates, chargeback rebates, fees, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions:

c)	freight, packing, handling, shipping, postage and insurance charges to the extent that they are included in the price or otherwise paid by the purchaser;

d)	customs or excise taxes, including, without limitation, import duties, sales tax and other taxes (except income taxes) or duties relating to sales,

e)	distribution, packing, handling and transportation charges for Licensed Product to the extent that they are included in the price or otherwise paid by the customer;

The foregoing adjustments shall be consistent with customary accounting practices within the selling party and its Affiliates (or their respective sublicensees) and in accordance with United States Generally Accepted Accounting Principles (“GAAP”), consistently applied.

It is understood, however, that in certain countries, Licensee or its Affiliates may commercialize Licensed Products through a third party distributor or agent under an arrangement in which Licensee or its Affiliates, (x) transfer the Licensed Product to such distributor or agent at a fixed price that is not necessarily related to the final selling price of the distributor or agent, and (y) are not responsible for marketing and promoting such Licensed Product in such countries and receive no compensation from the sale of such Licensed Products by the distributor or agent. To the extent that such third party distributors or agents would be considered “sublicensees”, the OHSU and Licensee agree that the gross invoiced sales prices for the sale of the Licensed Product by Licensee or its Affiliates to such third parties shall be the price to be used for purposes of computing Net Sales in such countries provided, however, that (i) such gross invoiced sales prices are determined prior to any deductions by the selling party, (ii) the selling party receives no form of consideration other than such gross invoiced sales prices from such third party distributors or agents.

2.12	“Reasonable Commercial Efforts” means efforts and resources commonly used in the pharmaceutical industry for a drug of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, the cost to develop and commercialize the product, its competitiveness compared to alternative products, the proprietary position of the product, the scope, timing and likelihood of regulatory approvals, the profitability of the product and other relevant factors.

2.13	“Trigger Event” means any of the following:

a)	if Licensee becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and, if appointed without its consent, not be discharged within thirty (30) days; makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and, if contested by it, not dismissed or stayed within ten (10) days;

b)	if proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors are instituted or commenced by Licensee;

c)	if any order for relief is entered relating to any of the proceedings described in Paragraphs 2.13(a) or (b);

d)	if Licensee shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts;

e)	if Licensee shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the proceedings described in Paragraphs 2.13 (a), (b), (c) or (d); or

f)	if Licensee fails to make commercially reasonable efforts to cure any material breach by a sublicensee of any provision of its agreement with Licensee that is directly related to the Licensed Patent Rights and would have a material adverse impact on OHSU’s rights under this Agreement, or if after Licensee makes such commercially reasonable efforts and sublicensee is still in material breach for which there is no other adequate remedy other than termination, Licensee fails to terminate such sublicense agreement within a reasonable period of time, but in no event longer than one hundred eighty (180) days.

3.	GRANT OF RIGHTS

3.01	OHSU hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license to Licensee under the Licensed Patent Rights and Licensed Know-How in the Licensed Territory to make, have made, use, offer for sale, sell, export, and import any Licensed Products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use.

3.02	At no cost to Licensee, for two (2) years from the effective date of the Original License Agreement: 1) for all inventions conceived within that two (2) years that are improvements to the patents and patent applications listed in Appendix A, Licensee shall have the right to add said patents and patent applications to Appendix A; and, 2) Licensee shall have the right to add patents and patent applications acquired or licensed by or to OHSU that relate to the pulsatile high-dose administration of Vitamin D and analogs in tumors and other hyperproliferative disorders. In that event, the terms and conditions governing said additional patent applications and patents added to Appendix A shall be the terms and conditions provided for herein, as modified by any further written agreement of the parties. After two (2) years from the effective date of the Original License Agreement, the parties agree that Licensee will have the first right to negotiate in good faith regarding any additional patent rights that relate to pulsatile high-dose administration of Vitamin D and analogs in tumors and other hyperproliferative disorders that Licensee desires to acquire from OHSU.

3.03	This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of OHSU other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

3.04	The license of Paragraph 3.01 above is exclusive, except that (i) OHSU may practice and use the Licensed Patent Rights and Licensed Know-How for educational and non-commercial research purposes, (ii) OHSU may grant non-exclusive licenses to other universities, academic institutions, and nonprofit research organizations, with whom it has a contractual non-commercial research collaboration, to practice the Licensed Patent Rights and Licensed Know-How for educational and non-commercial research purposes, and (iii) the U.S. government may use the Licensed Patent Rights as provided for in Paragraph 5.01.

4.	SUBLICENSING

4.01	Upon written approval by OHSU, which approval will not be unreasonably withheld, Licensee may enter into sublicensing agreements under the Licensed Patent Rights.

4.02	Licensee agrees that any sublicenses granted by it shall provide that the obligations to OHSU of Paragraphs 5.01, 5.02, 8.01, 10.01, 10.02, 12.01-12.05, and 13.01-13.10 of this Agreement shall be binding upon any sublicensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

4.03	Licensee shall have the right to enter into sub-licensing arrangements for the rights, privileges and licenses granted hereunder. Any sublicensee shall have the right to grant further sublicenses as necessary to meet its obligations under any sublicense agreement with Licensee, provided that there be no dilution of the royalties due to OHSU under Paragraph 6.02, 6.03, and 6.04. Any further sublicensee will have no right to grant further sublicenses.

4.04	Any sublicenses granted by Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensees and OHSU, at the option of the sublicensee, upon termination of this Agreement under Article 13, provided that, at the time of the election of such conversion, such sublicensee is not in material breach of its sublicense agreement with Licensee. Such conversion is contingent upon acceptance by the sublicensee of the provisions of this Agreement.

4.05	Licensee agrees to forward to OHSU a copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of such agreement, provided that Licensee may, in its sole discretion, redact from such copy technical information that does not relate to Licensed Patent Rights, and economic or competitive terms that do not relate to consideration paid for, or other financial obligations relating to, the grant of the sublicense under the Licensed Patent Rights.

4.06	In the event of a default under Article 13 hereunder, all portions relating to this Agreement of any payments then or thereafter due to Licensee from each of its sublicensees shall, to the extent not yet paid to Licensee as of the effective date of any termination by OHSU due to such uncured default, upon notice from OHSU to any such sublicensee, become owed directly to OHSU for the account of Licensee; provided that OHSU shall remit to Licensee the amount by which such payments in the aggregate exceed the total owed by Licensee to OHSU.

4.07	Even if Licensee enters into sublicenses, Licensee remains primarily liable to OHSU for all of Licensee’s duties and obligations contained in this Agreement.

5.	STATUTORY AND OHSU REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.01	If and only to the extent required and applicable under 35. U.S.C. §202(c)(4), OHSU reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all subject inventions, as such term is defined in 35 U.S.C §201(e), licensed under the Licensed Patent Rights.

5.02	If and only to the extent required and applicable under 35 U.S.C §204, Licensee agrees that products used or sold in the United States embodying Licensed Patent Rights that are subject inventions as defined in 35 U.S.C. §201(e) shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from the Government.

6.	ROYALTIES AND REIMBURSEMENT

6.01

a)	Promptly following the execution of the Original License Agreement, Licensee shall issue to OHSU as a license issuance royalty 800,000 shares of the Common Stock of Licensee, which shares will represent approximately [*]% of the shares of the Common Stock of Licensee deemed to be outstanding on a fully-diluted basis after giving effect to such issuance. A copy of a Term Sheet relating to Licensee’s proposed Series A-1 Preferred Stock and Series A-2 Preferred Stock financing transactions wherein Licensee will raise an aggregate of $[*] is attached hereto as Appendix B. It is anticipated that after the closing of the Series A-1 Preferred Stock financing, wherein it is anticipated that Licensee will raise $[*], the shares issued to OHSU will represent approximately [*]% of the Common Stock of Licensee deemed to be outstanding on a fully diluted basis and after the closing of the Series A-2 Preferred Stock financing transaction, wherein it is anticipated that Licensee will raise an aggregate of $[*], the shares issued to OHSU will represent approximately [*]% of the Common Stock of Licensee deemed to be outstanding on a fully-diluted basis. The shares of Common Stock to be issued to Licensee shall not be subject to forfeiture and shall not be used as an offset or credit against future royalties. This Agreement is conditioned upon Licensee raising cash equity on substantially the terms described in the Series A-1/Series A-2 Term Sheet attached as Appendix B.

b)	Concurrently with the issuance of the shares of Common Stock to OHSU, OHSU shall execute an investment representation letter substantially in the form attached hereto as Appendix C, and OHSU and Licensee shall execute a Stock Restriction Agreement substantially in the form attached hereto as Appendix D (the “Stock Restriction Agreement”). Licensee warrants and represents that (i) the Stock Restriction Agreement is no more restrictive to the stockholder than any other restriction agreement now in use or contemplated to be entered into between

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Licensee and holders of its Common Stock and (ii) all holders of Common Stock of Licensee who are employees and/or officers of Licensee have entered into or will enter into a restriction agreement which includes restrictions substantially the same as those set forth in the Stock Restriction Agreement.

c)	Licensee shall grant to OHSU the same “piggyback” registration rights as are granted to investors (the “Investors”) participating in Licensee’s Series A-1 Preferred Stock and Series A-2 Preferred Stock financing transactions. Licensee will furnish to OHSU quarterly and annual financial statements and such other financial information and reports as are furnished to the Investors, with such statements, information and reports being furnished to OHSU at the same time they are furnished to the Investors.

6.02	Licensee agrees to pay OHSU earned royalties as follows:

a)	[*] percent ([*]%) royalty on Net Sales by Licensee.

b)	In the event that any Licensed Product or practice of Licensed Process incorporates other patent rights or rights in other intellectual property for which royalties are due by Licensee, then Licensee shall not be required to stack its royalty payments, and the parties shall negotiate in good faith among Licensee, OHSU and the other holders of the intellectual property rights to determine the division of the royalties so that Licensee shall not be required to pay an aggregate royalty of more than [*] percent ([*]%) of Net Sales. However, in no event shall the share of OHSU’s royalty be less than [*] percent ([*]%) of Net Sales of the Licensed Products or Licensed Processes.

6.03	Licensee agrees to pay OHSU milestone royalties and market launch royalties as follows:

a)	$[*] upon successful completion of [*] for any product covered by Licensed Patent Rights.

b)	$[*] upon successful completion of [*] for any product, covered by Licensed Patent Rights.

c)	$[*] upon successful completion of [*] for any product covered by Licensed Patent Rights.

d)	In the event that any product covered by Licensed Patent Rights fails after completion of Phase III clinical trials, and a substitute product (backup compound) covered by the Licensed Patent Rights must be substituted for the same indication, no additional Phase I or II milestone royalties shall be due for any backup compound(s).

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

e)	$[*] upon [*] for any product covered by Licensed Patent Rights.

f)	Milestone royalties set forth in Paragraphs 6.03(a)-(c) are nonrefundable, and shall have no credit or offset against future royalties. Market launch royalties set forth in Paragraph 6.03(e) are refundable and are to be fully credited against future royalties due.

6.04	Licensee shall pay to OHSU a sublicensing royalty of fifteen percent (15%) of any monies or other consideration received by Licensee from any sublicensing of the Licensed Patent Rights, including without limitation any sublicense initiation fees, milestone payments, royalties on sales, and any premium on any equity investment by sublicensees. Any non-cash consideration received by the Licensee from such sublicensees shall be valued at its fair market value as of the date of receipt. However, said payments from any sublicensee shall not include consideration received for cost reimbursement of R&D services, and no amount shall be due to OHSU from Licensee for consideration received as reimbursement for such R&D services.

6.05	A claim of a patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing the earned royalty payments in any given country on the earliest of the dates that a) the claim has been abandoned but not continued, b) the patent expires, c) the patent is no longer maintained by OHSU, or d) all claims of the Licensed Patent Rights have been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

6.06	No multiple royalties shall be payable to OHSU because any Licensed Products or Licensed Processes are covered by more than one of the Licensed Patent Rights.

6.07	On sales of Licensed Products and Licensed Processes by Licensee made in other than an arm’s-length transaction. The value of the Net Sales attributed under this Article 6 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quantity and quality products on or about the time of such transaction.

6.08	As an additional royalty, Licensee agrees to pay OHSU, within sixty (60) days of OHSU’s submission of a statement and request for payment, an amount equivalent to all reasonable expenses previously incurred by OHSU in the preparation, filing, prosecution, and maintenance of Licensed Patent Rights. Licensee further agrees to pay OHSU quarterly, within sixty (60) days of OHSU’s submission of a statement and request for payment, a royalty amount equivalent to all such patent expenses incurred during, the previous calendar quarter, as of the date the statement and request for payment is sent by OHSU to Licensee. Licensee may elect to surrender its rights in any country of the Licensed Territory under any Licensed Patent Rights upon sixty (60) days’ written notice to OHSU and owe no payment obligation under this Paragraph 6.08 for subsequent patent-related expenses incurred in that country.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.09	Royalties due under this Article 6 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the rate quoted in The Wall Street Journal on the last business day of the applicable calendar quarter or half-year, as applicable, that the payment is due. All checks and bank drafts shall be drawn on United States banks and shall be payable to Oregon Health & Science University at the address shown on the Signature Page below. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Licensee.

6.10	Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to one percent (1.0%) per month or part thereof (or the maximum allowed by law, if less).

7.	DOMESTIC AND FOREIGN PATENT FILING, PROSECUTION, AND MAINTENANCE

7.01	OHSU in consultation with Licensee, and with Licensee’s approval, shall be responsible for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights. OHSU shall use patent counsel selected by Licensee for said preparation, filing, prosecution, and maintenance, OHSU shall promptly furnish copies of all patent-related documents to Licensee.

7.02	Each party shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patent Rights and permit each other to provide comments and suggestions with respect to the preparation, filing, and prosecution of Licensed Patent Rights, which comments and suggestions shall be considered by the other party.

8.	RECORD KEEPING

8.01	Licensee agrees to keep accurate and correct records of Licensed Products made, used, or sold and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due OHSU. Licensee shall require its sublicensees to keep similar records so as to enable Licensee to audit any such sublicensees in order to meet its record keeping obligations under this Agreement. Licensee’s records shall be retained for at least three (3) years following a given reporting period. Licensee’s records shall be available during normal business hours for inspection at the expense of OHSU by an accountant or other designated auditor selected by OHSU for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to OHSU information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an under reporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse OHSU for the cost of the inspection at the time Licensee pays the unreported royalties, including any interest charges as required by Paragraph 6.10 of this Agreement. All payments required under this Paragraph 8.01 shall be due within thirty (30) days of the date OHSU provides Licensee notice of the payment due.

9.	REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

9.01	Within ninety (90) days of the Effective Date of this Agreement, Licensee shall provide OHSU with a written, executive summary of any current Development Plan being used by Licensee, or, if applicable, with any exclusive sublicensee.

9.02	Licensee shall provide written annual reports on its product development progress or efforts to commercialize for each of the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to, progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, and sales during the preceding calendar year, strategic alliances with industry counterparts, as well as plans for the present calendar year. Licensee agrees to provide any additional data reasonably required by OHSU to evaluate Licensee’s performance.

9.03	Licensee shall report to OHSU the date of the First Commercial Sale of each Licensed Product or Licensed Process in each country in the Licensed Territory within thirty (30) days of such occurrence.

9.04	Licensee shall submit to OHSU within sixty (60) days after each calendar half-year ending June 30 and December 31 a royalty report setting forth for the preceding half-year period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of Licensee or its sublicensees in each country within the Licensed Territory, the Net Sales, the milestones achieved, and the amount of royalty accordingly due. With each such royalty report; Licensee shall submit payment of the earned royalties due. If no earned royalties are due to OHSU for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.09 to determine Net Sales made under Article 6 to determine royalties due.

9.05	Licensee agrees to forward semi-annually to OHSU a copy of such reports received by Licensee from its sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to OHSU by Licensee for activities under the sublicense.

9.06	All plans and reports required by this Article 9 and marked “Confidential” by Licensee shall be treated by OHSU as commercial and financial information obtained from a person, and as privileged and confidential and, to the extent permitted by the Oregon Public Records Law and other applicable laws, shall not be disclosed to any third party.

10.	PERFORMANCE

10.01	Licensee shall use Reasonable Commercial Efforts to introduce the Licensed Products into the commercial market or apply the Licensed Processes to commercial use as soon as practicable. The efforts of a sublicensee shall be considered the efforts of Licensee.

10.02	If and only to the extent applicable under 35 U.S.C. §200, upon the First Commercial Sale until the expiration of this Agreement, Licensee shall use Reasonable Commercial Efforts to keep Licensed Products and Licensed Processes reasonably accessible to the public.

11.	INFRINGEMENT AND PATENT ENFORCEMENT

11.01	OHSU and Licensee agree to notify each other promptly of each infringement or possible infringement, as well as any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either party becomes aware.

11.02	Pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code, Licensee may (a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Licensed Patent Rights; (b) in any such suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and (c) settle any claim or suit for infringement of the Licensed Patent Rights. Licensee shall take no action to compel. OHSU either to initiate or to join in any such suit for patent infringement. Licensee may request OHSU to initiate or join any such suit if necessary to avoid dismissal of the suit. Should OHSU be made a party to any such suit, Licensee shall reimburse OHSU for any costs, expenses, or fees which OHSU incurs as a result of such motion or other action, including any and all costs incurred by OHSU in opposing any such motion or other action. Upon Licensee’s payment of all costs incurred by OHSU as a result of Licensee’s joinder motion or other action, these actions by Licensee will not be considered a default in the performance of any material obligation under this Agreement. In all cases, Licensee, agrees to keep OHSU reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action or interference proceedings, Licensee shall notify OHSU and give careful consideration to the views of OHSU in deciding whether to bring suit.

11.03	In any infringement action or interference proceedings commenced under Paragraph 11.02, the expenses including costs, fees, attorney fees, and disbursements, shall be paid by Licensee. Up to [*] percent ([*]%) of such expenses may be credited against the royalties payable to OHSU under Paragraph 6.02 under the Licensed Patent Rights in the country in which such a suit is filed. In the event that [*] percent ([*]%) of such expenses exceed the amount of royalties payable by Licensee in any calendar year, the expenses in excess may be carried over as a credit on the same basis into succeeding calendar years. Any recovery made by Licensee, through court judgment or settlement, first shall be applied to reimburse OHSU for royalties withheld as a credit against litigation expenses and then to reimburse Licensee for its litigation expense. Any remaining recoveries shall be shared equally by Licensee and OHSU.

11.04	OHSU shall cooperate fully with Licensee in connection with an infringement action or interference proceedings initiated under Paragraph 11.02. OHSU agrees promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by Licensee.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.05	In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patent Rights shall be brought against Licensee or raised by way of counterclaim or affirmative defense in an infringement suit brought by Licensee under Paragraph 11.02, pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code or other statutes, Licensee may a) defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Licensed Patent Rights; b) in any such suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for declaratory judgment involving the Licensed Patent Rights; provided, however, that OHSU shall have the first right to take such actions and shall have a continuing right to intervene in such suit. Licensee shall take no action to compel OHSU either to initiate or to join in any such declaratory judgment action. Licensee may request OHSU to initiate or join any such suit if necessary to avoid dismissal of the suit. Should OHSU be made a party to any such suit by motion or any other action of Licensee, Licensee shall reimburse OHSU for any costs, expenses, or fees which OHSU incurs as a result of such motion or other action. Upon Licensee’s payment of all casts incurred by OHSU as a result of Licensee’s joinder motion or other action, these actions by Licensee will not be considered a default in the performance of any material obligation under this Agreement. If Licensee elects not to defend against such declaratory judgment action, OHSU, at its option, may do so at its own expense. In all cases, Licensee agrees to keep OHSU reasonably apprized of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify OHSU and give careful consideration to the views of OHSU in deciding whether to bring suit.

12.	DISCLAIMER OF WARRANTIES AND INDEMNIFICATION

12.01	OHSU offers no warranties other than those specified in Article 1.

12.02	OHSU does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

12.03	OHSU MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS.

12.04	OHSU does not represent that it will commence legal actions against third parties infringing the Licensed Patent Rights.

12.05

Licensee shall indemnify and hold OHSU, its directors, trustees, officers, employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of a) the use by or on behalf of Licensee or sublicensees, directors, employees, or third parties of any Licensed

Patent Rights, or b) the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials, or other products or processes developed in connection with or arising out of the Licensed Patent Rights, or c) otherwise arising out of exercise of Licensed Patent Rights granted under this Agreement. Licensee at all times shall carry insurance or self-insurance sufficient to cover its contractual obligations with respect to activities performed under this Agreement. Licensee shall provide evidence of this coverage to OHSU.

13.	TERM, TERMINATION, AND MODIFICATION OF RIGHTS

13.01	This Agreement is effective as of the effective date of the Original License Agreement and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 13.

13.02	In the event that Licensee is in default in the performance of any material obligations under this Agreement, and if the default has not been remedied within sixty (60) days after the date of notice in writing of such default, OHSU may terminate this Agreement by written notice.

13.03	Licensee may, upon sixty (60) days written notice to OHSU, terminate this Agreement by doing all of the following:

a)	Ceasing to make, have made, use, import, sell and offer for sale any Licensed Products and/or use of Licensed Processes;

b)	Terminating all sublicenses, and causing all sublicensees to cease making, having made, using, importing, selling and offering for sale any Licensed Products and/or use of Licensed Processes; and

c)	Paying all monies owed to OHSU under this Agreement

13.04	OHSU shall specifically have the right to terminate this Agreement if OHSU determines that: 1) Licensee is more than thirty (30) days late in paying to OHSU any consideration due under this Agreement and Licensee does not immediately pay OHSU in full upon demand, 2) Licensee experiences a Trigger Event, or 3) Licensee breaches this Agreement (other than a breach solely under 13.04 (1)1 and does not cure the breach within sixty (60) days after written notice of the breach.

13.05

a)

OHSU shall specifically have the right to terminate or modify, at its option, this Agreement, if OHSU determines in good faith that Licensee: 1) is not reasonably proceeding with the development and practical application (as such term is defined in 35 U.S.C. §201(f)) of Licensed Products or Licensed Processes and the Licensee can not otherwise demonstrate to OHSU’s reasonable satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve practical application of the Licensed Products or Licensed Processes; or 2) is not keeping Licensed Products or Licensed

Processes reasonably available to the public after commercial use commences. In making this determination, OHSU will take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment. Prior to invoking this right, OHSU shall give written notice to Licensee providing Licensee specific notice of, and a sixty (60) day opportunity to respond to, OHSU’s concerns as to the previous items 1) and 2). If Licensee fails to alleviate OHSU’s concerns as to the previous items 1) and 2) or fails to initiate corrective action to OHSU’s satisfaction, OHSU may terminate or modify this Agreement.

b)	Notwithstanding Paragraph 13.05(a) above, if Licensee has sublicensed its rights under this Agreement to a third party and OHSU has approved Licensee’s execution of such sublicense pursuant to Paragraph 4.01 of this Agreement, Licensee and sublicensee shall be considered to be reasonably proceeding with development and practical application of Licensed Products and otherwise complying with this Paragraph 13.05 while such sublicense agreement is in effect and not materially breached by sublicensee.

13.06	Within ninety (90) days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Licensee. Any royalty payments, including those related to patent expense, due to OHSU shall become immediately due and payable upon termination or expiration. If this Agreement is terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with OHSU pursuant to Paragraph 4.04.

13.07	Upon termination of this Agreement, in the event that a sublicensee does not convert its sublicense to a direct license with OHSU pursuant to Paragraph 4.04, Licensee and any sublicensee shall, at OHSU’s request, return to OHSU any data provided or generated by OHSU to or for Licensee during the term of this Agreement that will facilitate the development of the Licensed Patent Rights. Licensee will, and will cause its sublicensee who has not converted its sublicense to a direct license with OHSU to, negotiate in good faith with OHSU, or with any third party with whom OHSU is in confidential discussions for the license of Licensed Patent Rights subsequent to the termination of this Agreement, for the sale of any such data owned or controlled by Licensee and/or its sublicensee that will facilitate the development of the Licensed Patent Rights.

13.08

Upon termination of this Agreement, Licensee shall cause physical inventories to be taken immediately of: (a) all completed Licensed Products or products requiring the use of Licensed Processes on hand under the control of Licensee or any sublicensee; and (b) such Licensed Product(s) or products as are in the process of manufacture and component parts thereof as of the date of termination of this Agreement, which inventories shall be reduced to writing. Licensee shall deliver copies of such written inventories, verified by an officer of Licensee forthwith to OHSU. OHSU shall have 46 days after receipt of such verified inventories within which to challenge the inventory and request an audit. Upon five days written notice to Licensee, OHSU and its agents shall be given access during business hours to the premises of Licensee or its sublicensees for the purpose of conducting an audit. Upon the termination of this Agreement, Licensee shall, at its own expense forthwith remove, efface or destroy all references to OHSU from all advertising or other materials used in the promotion of Licensee’s business or the business of any sublicensee and Licensee and any sublicensee shall not thereafter represent in any manner that it has rights in or to the Licensed Patent Rights or Licensed Product(s) or products requiring the use of Licensed Process(es).

13.09	Notwithstanding the foregoing, if this Agreement terminates other than pursuant to Paragraph 13.04 1) or 2), Licensee shall have a period of six (6) months to sell off its inventory of Licensed Product(s) or products requiring the use of Licensed Process(es) existing on the date of termination of this Agreement and shall pay royalties to OHSU with respect to such Licensed Product(s) and products within thirty (30) days following the expiration of such six-month period (“Sell Off Right”).

13.10	Paragraphs 4.06, 6.06, 6.07, 8.01, 9.06, 12.01-12,05, 13.06-13.10, and 14.12 of this Agreement shall survive termination of this Agreement. Licensee’s obligation to pay all monies owed accruing under this Agreement shall survive termination of this Agreement.

14.	GENERAL PROVISIONS

14.01	Neither party may waive or release any of its rights or interests in this Agreement except in writing. The failure of OHSU to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by OHSU or excuse a similar subsequent failure to perform any such term or condition by Licensee.

14.02	This Agreement constitutes the entire agreement between the parties relating to the subject matter of the Licensed Patent Rights, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

14.03	The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.04	If either party desires a modification to this Agreement, the parties shall, upon reasonable notice of the proposed modification by the party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.05	The construction, validity, performance, and effect of this Agreement shall be governed by the laws of the State of Oregon.

14.06	All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail properly addressed to the other party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other party, and shall be effective as of the date of the postmark of such notice.

14.07	This Agreement shall not be assigned by Licensee except a) to an Affiliate, b) with the prior written consent of OHSU, such consent not to be unreasonably withheld, and to be deemed given if Licensee requests OHSU’s consent and OHSU does not respond to Licensee’s request within sixty (60) days of said request; or c) as part of a sale or transfer of substantially the entire business of Licensee relating to operations which concern this Agreement. Licensee, shall notify OHSU within ten (10) days of any assignment of this Agreement by Licensee.

14.08	Licensee agrees in its use of any OHSU-supplied materials to comply with all applicable statutes, regulations, and guidelines.

14.09	In connection with this Agreement, the parties may provide to each other certain confidential information (“Confidential Information”). Each party agree to take customary steps to protect Confidential Information of the other party, including according such information the same policies and procedures applicable to its own confidential business information. Confidential Information will be disclosed to agents, employees, and sublicensees of Licensee only on a “need-to-know” basis and only after such persons or companies have been informed of and obligated to maintain confidentiality. Each party will use the Confidential Information of the other only in connection with exercising its rights under this Agreement. Confidential Information will not include information which is now or becomes part of the public domain through no fault of the receiving party, was already known by the receiving party at the time of disclosure by the disclosing party, was independently developed by the receiving party without use of Confidential Information of the other party, was obtained from a third party not under any confidentiality obligation with respect to such information, or was required to be disclosed by law, including the Oregon Public Records Law.

14.10	Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. OHSU neither represents that a license is or is not required or that, if required, it shall be issued.

14.11	Licensee agrees to mark the Licensed Products or products requiring the use of Licensed Processes or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate “Patent Pending” status. All Licensed Products or products requiring the use of Licensed Processes manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve OHSU patent rights in such countries.

14.12	By entering into this Agreement, OHSU does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by OHSU, or its employees. Additionally, Licensee shall not use the names of OHSU or their employees in any advertising, promotional, or sales literature without the prior written consent of OHSU. Either party may issue a press release regarding this Agreement provided that the contents of said press release are mutually agreed to by the parties.

14.13	The parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, including use of mediation.

[SIGNATURES BEGIN ON NEXT PAGE.]

OHSU PATENT LICENSE AGREEMENT EXCLUSIVE/EQUITY

SIGNATURE PAGE

FOR OHSU:

by:	/s/ Arundeep S. Pradhan
Date May 25, 2007
Arundeep S. Pradhan
Director, Technology and Research
Collaborations, Oregon Health & Science University

Mailing Address for Notices:

Technology and Research Collaborations, L335
Oregon Health & Science University
2525 S.W. First Avenue, Suite 120
Portland, Oregon 97201

Licensee

by:	/s/ John P. Walker
Signature of Authorized Official		Date

John P. Walker
Printed Name

Chairman-Interim CEO
Title

Mailing Address for Notices:

601 Gateway Blvd., Suite 800
South San Francisco, Ca 94080

APPENDIX A

Patent or Patent Application

PCT Patent Application #W0 99/49870 “Vitamin D and its Analogs in the Treatment of Tumors and Other Hyperproliferative Disorders.” Patent applications related to the pulsatile high-dose administration of Vitamin D and analogs in tumors and other hyperproliferative disorders, including, but not limited to, as follows:

Matter ID	Country	Title	Inventor	Filing Date	Application No.	Issue Date	Patent No.
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX B

Term Sheet

June 12, 2001

TERM SHEET

Company	D-Novo Therapeutics, Inc. (the “Company”)

Amount	$12,000,000

Securities	Series A-1 Preferred Stock (“Series A-1 Preferred Stock”) and Series A-2 Preferred Stock (“Series A-2 Preferred Stock” and together with the Series A-1 Preferred Stock, the “Series A Preferred”)

Number of Shares	4,000,000 shares of Series A-1 Preferred Stock 4,000,000 shares of Series A-2 Preferred Stock

Purchase Price	Series A-1 Preferred Stock: $1.25 per share Series A-2 Preferred Stock: $1.75 per share

Closing Date	July ____, 2001, or sooner for the Series A-1 Preferred Stock and upon the achievement of certain mutually agreeable milestones for the Series A-2 Preferred Stock.

Participants	Domain Partners V, L.P. DP V Associates, L.P: Sofinnova Ventures ProQuest Investments See Projected Capitalization Table for Amount to be invested by each Participant (Exhibit A)

TERMS OF SERIES A PREFERRED STOCK:

Conversion	The holders of the Series A Preferred shall have the right to convert the Series A Preferred at the option of the holder, at any time into Common Stock of the Company. The initial conversion rate shall be on a one-to-one basis and shall be subject to adjustment.

Conversion Price	The initial conversion price of the Series A-1 Preferred Stock will be $1.25 per share and the initial conversion price of the Series A-2 Preferred Stock will be $1.75 per share.

Automatic Conversion	The Series A Preferred will be automatically converted into Common Stock, at the then applicable conversion rate, upon (i) the closing of a firmly underwritten public offering of shares of Common Stock of the Company at a price per share of not less than $4.50 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and for total gross offering proceeds of not less than $30,000,000 or (ii) the approval of the holders of at least two-thirds (2/3) of the Series A Preferred, voting together as a class.

Antidilution	The respective conversion prices of the Series A Preferred will be .subject to adjustment to prevent dilution, on a broad-based weighted average basis, in the event that the Company issues additional shares of Common Stock, convertible securities or warrants or grants stock options or issues other Common Stock equivalents (other than (i) 2,000,000 shares of Common Stock to officers, employees, directors, consultants or advisors of the Company pursuant to stock option or restricted stock purchase plans or agreements as approved by the Board of Directors, (ii) securities issued in connection with research and development partnerships, licensing or collaborative arrangements, equipment lease financing arrangements, credit agreements, debt financings, and similar transactions approved by the Board of Directors and the holders of at least two-thirds (2/3) of the Series A Preferred, voting together as a class, (iii) shares of Common Stock issued upon conversion of or as a dividend or distribution on the Series A Preferred, and (iv) shares of Common Stock issued or issuable for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination (approved by the Board of Directors and the holders of at least two-thirds (2/3) of the Series A Preferred, voting together as a class) at a purchase price less than the applicable conversion price. Such antidilution protection will be subject to a “play or pay” provision, as defined below.

Dividends	The holders of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock will be entitled to receive a noncumulative dividend in on a pari passu basis with one another and prior and in preference to any dividend on Common Stock at the rate of 8% of the per share purchase price per annum, when, as and if declared by the Board of Directors. The Series A Preferred shall participate on a pari passu basis with the Common Stock on an as-converted basis on all other dividends.

Adjustments	In the event of any stock splits, stock dividends or combinations, an adjustment will be made such that the holders of Series A Preferred will hold the same relative ownership position after such action as they had immediately prior to such action.

Voting Rights	Each share of Series A Preferred will carry one vote per share of Common Stock then issuable upon its conversion. The Series A Preferred will vote together with the Common Stock and not as a separate class, except as specifically provided herein or as otherwise required by law.

Protective Provisions	Consent of the holders of at least two-thirds (2/3) of the Series A Preferred, voting together as a class, shall be required for any action which (i) results in the sale, disposal, or encumbrance of all or substantially all of the Company’s property or business or the disposal of more than fifty percent (50%) of the voting power of the Company; (ii) adversely alters or changes the rights, preferences, privileges or restrictions of the Series A Preferred; (iii) creates (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series A Preferred with respect to voting, dividends or redemption or upon liquidation; (iv) increases the authorized number of shares of the Company’s capital stock, (v) pays or declares any dividends on any junior equity securities (other than in Common Stock of the Company); (vi) would result in the taxation of holders of Series A Preferred under IRC section 305; (vii) increases or decreases the size of the Board of Directors; (viii) amends the Company’s existing stock option plan or approves any new equity incentive plan; (ix) changes the Company’s line or lines of business; (x) redeems, repurchases or otherwise acquires any outstanding shares of the Company’s capital stock or rights to acquire capital stock (other than repurchases of Common Stock from employees upon termination); (xi) permits the Company to incur indebtedness (other than payables in the ordinary course of business) in excess of $1,500,000 in the aggregate; (xii) causes the Company to acquire, merge or consolidate with or into any corporation or Purchase all or substantially of the assets of any corporation, or permits any subsidiary to do so; or (xiii) amends the Company’s Certificate of Incorporation or Bylaws in any manner that would alter or change any of the rights, preferences, privileges or restrictions of the Series A Preferred.

Preference on Liquidation	In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A-1 Preferred Stock and the Series A-2 Preferred Stock will be entitled to receive, on pari passu basis with one another and prior to any distributions made to the holders of Common Stock or any other junior equity security, (a) in the case of the Series A-1 Preferred Stock, an amount equal to $1.25 per share (as adjusted for stock splits and the like) plus all declared but unpaid dividends on such shares and (b) in the case of the Series A-2 Preferred Stock, an amount equal to $1.75 per share (as adjusted for stock splits and the like) plus all declared but unpaid dividends on such shares (collectively, the “Preferential Amounts”). After payment of each of the respective Preferential Amounts to the holders of Series A Preferred, the holders of Series A Preferred and the Common Stock will be entitled to receive the remaining assets or property of the Company on an as converted basis until each holder of Series A Preferred has received an aggregate of seven (7) times its respective Preferential Amount. Thereafter, any remaining assets or property of the Company shall be distributed pro-rata among the holders of the Common Stock. In the event the assets of the Company are insufficient to pay the full Preferential Amounts to all holders of Series A Preferred, the assets of the Company shall be distributed ratably among such holders in proportion to the product of the liquidation preference for each such share and the number of shares owned by such holder.

Merger, Consolidation	A merger, other corporate reorganization, sale Of control, or any transaction in which all or substantially all of the assets of the Company are sold (other than a merger into a wholly owned subsidiary) (a “Liquidating Merger”) will be treated as a liquidation for purposes of the Series A Preferred liquidation preference.

Registration Rights	Commencing upon the earlier to occur of (a) four (4) years from -the date of the closing of the sale of the Series A-1 Preferred ‘Stock or (b) six (6) months after the Initial Public Offering (as defined below), the holders of Registrable Securities (Common Stock issued or issuable upon conversion of the Series A Preferred) will have the right to demand two (2) registrations, each such demand being at the request of the holders of at least twenty percent (20%) of the then outstanding Registrable Securities. Holders of at least 1,000,000 shares of such securities will also have rights to an unlimited number of piggyback registrations, subject to the right of the Company and its underwriters to reduce the number of Registrable Securities proposed to be registered on a pro rata basis in light of market conditions. In addition, all holders will be entitled to two (2) demand registrations on Form S-3 per year, provided such registered offerings are not less than $1,000,000. The Company will bear registration

Expenses (exclusive of underwriting discounts and commissions) of all demand and piggyback registrations and registrations on Form S-3. The registration rights may be transferred to (i) a transferee or assignee of all of an investor’s Registrable Securities, (ii) another holder of Registrable Securities who already possesses registration rights, (iii) a transferee or assignee acquiring 10% or more of the outstanding stock of the Company, provided that the Company is given written notice thereof, or (iv) to a current or former affiliated limited partnership, a limited partner, general partner or other affiliate of an investor. Registration rights will terminate on the sixth (6th) anniversary of the closing of the first firmly underwritten public offering of shares of Common Stock of the Company (the “Initial Public Offering”), or, with respect to each investor, at the time the investor is entitled to sell all of such investor’s Company shares pursuant to Rule 144 (including Rule 144(k)). In connection with the grant of registration rights, the investors will agree not to sell their Company shares for a specified period (not to exceed 180 days) following the effective date of the Initial Public Offering.

Right of First Offer	In connection with any subsequent offering of equity securities by the Company, each investor will have a right of first offer to purchase its respective pro rata share of offerings of new securities of the Company (other than (i) 2,000,000. shares of Common Stock issued to certain officers, directors, employees, consultants and advisors of the Company .pursuant to stock option or restricted stock purchase plans :or agreements as approved by the Board of Directors, (ii) securities issued in connection with research and development partnerships, licensing or collaborative arrangements, equipment lease financing arrangements, credit agreements, debt financings, and similar transactions approved by the Board of Directors and the holders of at least two-thirds (2/3) of the Series A Preferred, voting together as a class, (iii) shares of Common. Stock issued upon conversion of the Series A Preferred, (iv) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization; and (v) securities issued or issuable for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors and the holders of at least two-thirds (2/3) of the Series A Preferred, voting together as a class. The right of first offer will terminate on the closing of, and will not apply to, the first firmly underwritten public offering of shares of Common Stock of the Company that results in conversion of the Series A Preferred into Common Stock in accordance with the Company’s Certificate of Incorporation as in effect at the time of such offering (the “Qualified Public Offering”) or upon an acquisition, merger or consolidation of the Company in which the holders of voting stock immediately prior to such transaction own, immediately after such transaction, less than fifty percent (50%) of the voting stock of the surviving entity in such transaction (a “Change in Control”).

Restrictions on Sales	The Company (or its assignee) will have a right of first refusal (and the investors shall have a right of second refusal) on all transfers of Common Stock, except to family trusts and in certain other limited circumstances. This right of first refusal will terminate upon the Initial Public Offering. Holders of more than 250,000 ‘shares of Series A Preferred (including venture capital funds affiliated with any such holder) will have the right of co-sale on a pro rata basis with respect to sales of the Company’s stock by the Company’s founder (the “Founder”). This right of second refusal and co-sale will terminate upon, and will not apply to, a Qualified Public Offering or a Change of Control.

Play or Pay	Unless the holders of at least two-thirds (2/3) of the Series A Preferred deem otherwise or the Board of Directors requests a different investment commitment, in the event a holder of the Series A Preferred does not purchase its pro rata share of future issuances of the Company’s .capital stock offered to such holder pursuant to’ the right of first offer, the holder of such shares (and any transferee thereof) waives any and all future antidilution adjustments with respect to the conversion price of such holder’s shares of Series A Preferred and waives all rights of first offer of future offerings of new securities of the Company.

Information Requirements	Each investor or its assignee or transferee will receive annual audited financial statements. So long as an investor (or a venture capital fund affiliated with such investor) or its assignee or transferee holds at least 250,000 shares of Series A Preferred, the Company will provide to such investor monthly unaudited financial statements, and 60 days prior to the close of each .fiscal year, a comprehensive operating budget forecasting the Company’s revenues, expenses and cash position on a month-to-month basis for the upcoming fiscal year. The foregoing reporting obligations will terminate upon the Initial Public Offering or a Change of Control. Additionally, those venture investors so requesting will be provided with a “Management Rights” letter which is in a form that is compliant with current Department of Labor regulations.

Purchase Agreement	The investments in Series A Preferred shall be made pursuant to Stock Purchase Agreements reasonably acceptable to the Company and the investors, which agreements shall contain, among other things, appropriate representations and warranties of the Company, covenants of the Company reflecting the provisions set forth herein and appropriate conditions of closing including an opinion of counsel for the Company.

EMPLOYEE MATTERS:

Stock Vesting	Common Stock to be issued to officers, directors, employees, consultants and advisors will be subject to vesting over a four-year period with the initial vesting occurring on the first anniversary of the date of grant. At the option of the Board of Directors, agreements may provide that Founder shall continue to vest so long as he continues to provide services to the Company as an employee, consultant, advisor or as a member of the Board of Directors. At the option of the Board of Directors, agreements may provide that vesting shall accelerate in the event of a change of control or initial public offering. A repurchase option will provide that upon termination of the employment of the stockholder, with or without cause, the Company has the option to repurchase at cost any unvested shares held by such stockholder. All shares issued to non-employee directors shall be issued under a plan which is applicable to ALL non-employee directors.

Proprietary Information Agreements	Each employee, consultant and adviser to the Company shall have entered into appropriate agreements regarding proprietary information, confidentiality and assignment of inventions.

Indemnification Agreements	The Company shall enter into the Sofinnova form of Indemnification Agreement with each of the investors and their affiliated funds.

OTHER MATTERS:

Conditions to Closing	The sale of the Series A-1 Preferred Stock will close as soon as the following conditions have been met:

1. Completion of legal documentation satisfactory to the prospective investors.

2.      Satisfactory conclusion of intellectual property review by legal counsel acceptable to all parties and completion of a written summary by said legal counsel.

3.      Satisfactory completion of due diligence by the investors.

The sale of the Series A-2 Preferred Stock will close as soon as the following conditions have been met:

1.      A permanent Chief Executive Officer, Vice President of Regulatory, and Chief Medical Officer all commence employment.

2.      The company expands its patent estate by filing patents to protect novel formulations of calcitriol .

3.      The Company develops and the Board of Directors unanimously approves a clinical development plan for at least three phase II, FDA approved cancer programs including prostate cancer.

Any of the A-2 conditions can be waived by the unanimous approval of the board of directors.

Participation in Series B Preferred Stock Financing

Each investor, or their affiliates, shall agree to invest a minimum of the amount invested by such investor in the Company’s Series A Preferred financing in the Company’s Series B Preferred Stock (the “Series B Preferred”) financing, provided the following conditions are satisfied:

1.      New investors shall invest between $12,000,000 and $18,000,000 in the Series B Preferred financing.

2.      The Series B Preferred financing shall be led with a minimum of a $10,000,000 investment from a single, nationally recognized, investment banking or venture capital firm that is not an affiliate of any existing stockholder of the Company.

3.      Statistically significant (P<0.10), clinically meaningful efficacy shall have been achieved in a Phase II trial in the United States under a Company-sponsored, FDA approved IND in one cancer indication which was approved by the Company’s Clinical Advisory Board

4.      The Series B Preferred is sold at a price of $3.00 or less per share.

5.      The Company shall in license technology for the use of calcitriol analogues in the treatment of cancer.

— OR —

1.      The Company shall in license a product that is in the market or that has positive Phase III clinical data.

Any of the foregoing conditions can be waived by a unanimous vote of the holders of the Series A Preferred. The terms of the Series B Preferred financing shall be agreed upon by the Company, the new lead investor and the holders of the Series A Preferred.

Finders	The Company and the investors shall each indemnify the other for any finders’ fees for which either is responsible.

Legal Fees and Expenses	The Company and the investors will each bear their respective fees and expenses associated with the transaction contemplated by this Term Sheet, except that the Company shall pay the reasonable fees and expenses of one special counsel to the investors, not to exceed $35,000. In addition, the Company will reimburse the investors for reasonable, actual fees and expenses incurred as part of the intellectual property review, not to exceed $15,000.

Board of Directors	The initial Board of Directors will consist of five individuals including James C. Blair, Eckard Weber, M.D. Jim Healy, Jay Moorin and one vacancy. At each subsequent election of directors, (i) the holders of Common stock, voting separately as a class, will be entitled to elect two directors, (ii) Domain Partners V, L.P., Sofinnova Ventures and ProQuest Investments shall each be entitled to elect one director, so long as they each hold at least fifty percent (50%) of their respective original investment in the Company, and (iii) the remaining directors will ‘be elected by the holders of Common Stock and the holders of Series A Preferred, voting together as a single class. After the closing of the sale of the Series A-1 Preferred Stock, the size of the Board may be increased to seven members to include one additional designee of the Common Stock and one independent director elected by’ the holders of Common Stock and the holders of Series A Preferred, voting together as a single class.

The Company will reimburse reasonable costs incurred by non-employee directors in attending Board meetings, or otherwise supporting Company activities. All shares issued to non-employee directors shall be issued under a plan which is applicable to all non-employee directors.

Management Rights	The Company and Domain shall enter into Domain’s standard form of Management Rights Letter. See Exhibit B.

Capitalization	The anticipated pro forma capitalization of the Company as of each of the Series A closings is set forth on Exhibit A.

Non-Binding	The term sheet is not an offer, binding commitment, or contract. No obligations shall exist unless and until all parties have executed mutually acceptable definitive documents.

[Signature Page Follows]

Company:	Investors:

Signature Date	Signature Date

Printed Name	Printed Name

Position	Position

APPENDIX C

Investment Representation Letter

D-Novo Therapeutics, Inc.

[address]

Gentlemen:

In connection with the undersigned’s proposed acquisition of Eight Hundred Thousand (800;000) shares of the Common Stock (the “Shares”) of D-Novo Therapeutics; Inc., a Delaware corporation (the “Company”), in exchange for the grant by the undersigned to the Company of certain exclusive license rights, the undersigned hereby represents and warrants to the Company as follows:

1. The undersigned is acquiring the Shares for investment purposes only, for the undersigned’s own account and not with a view to or for sale in connection with any distribution of the Shares.

2. The undersigned, by reason of its business or financial experience, has the capacity to protect its own interests in connection with its acquisition of the Shares.

3. The undersigned is aware that no market exists or -may ever exist for the resale of the Shares. The undersigned also is aware of any and all restrictions imposed by the Company on the further distribution of the Shares, including without limitation the fact that the certificates representing the Shares will have affixed thereto a legend stating that the Shares are not registered under the Securities Act of 1933, as amended (the “Act”), and those legends which are required by the terms of the Stock Restriction Agreement between the Company and the undersigned.

4. The undersigned understands that an investment in the Shares is speculative and that, as the Shares have not been registered under the Act and no market exists or may ever exist for the resale of the Shares, the undersigned may be required to hold onto the Shares for an indefinite period of time and may lose its entire investment with respect thereto.

5. The undersigned also understands that the Shares are being issued to it without registration under federal securities laws and without registration or qualification under applicable state securities laws based on the truth and accuracy of the representations set forth herein. In that regard, the undersigned acknowledges that the Company may be relying on the exemption from the qualification requirements under California law provided by Section 25102(f) under the Corporate Securities Law of 1968 and the exemption from the registration requirements under Oregon law provided by Section 59.035(12)(a) of the Oregon Revised Statutes, which exemptions depend in part on the truth and accuracy of the representations set forth herein.

Very truly yours,

THE OREGON HEALTH & SCIENCE UNIVERSITY

By:

Title:

APPENDIX D

Stock Restriction Agreement

D-NOVO THERAPEUTICS, INC.

STOCK RESTRICTION AGREEMENT

THIS STOCK RESTRICTION AGREEMENT (the “Agreement”) is made and entered into as of this ___ of ________, 2001, between D-NOVO THERAPEUTICS, INC., a Delaware corporation (the “Company”), and OREGON HEALTH & SCIENCE UNIVERSITY (“Stockholder”).

R E C I T A L S:

A. Pursuant to the terms of that certain License Agreement dated as of the ‘date hereof by and between the Company and the Stockholder (the “License Agreement”), the Stockholder will be issued shares of the Common Stock of the Company (the “Shares”) in exchange for certain exclusive license rights. The term “Shares” refers to all such shares issued to the Stockholder and to all securities received in addition thereto or -in replacement thereof, pursuant to or in consequence of any stock dividend, stock split, recapitalization, merger, reorganization, exchange of shares or other similar event.

B. In order to provide assurance to certain holders (collectively, the “Investors”) of the Preferred Stock of the Company (the “Preferred Shares”) and thereby to assist in future equity financings of the Company, Stockholder is willing to enter into this Agreement for the benefit of the Company, the Investors and any other person or entity who holds stock of the Company from time to time.

THE PARTIES AGREE AS FOLLOWS:

1. Company’s Right of First Refusal.

1.1 General. Before any Shares may be sold or otherwise transferred, the Company or its assignee(s) shall ‘have rights of first refusal to purchase the ‘shares on the terms and conditions set forth in this Section (the “Rights of First Refusal”). The right of the Company to purchase any such securities may, in each instance, be assignable in whole or in part to any person or entity designated by the Company.

1.2 Notice of Proposed Transfer. The Stockholder shall deliver to the Company a written notice- (the “Notice”) stating: (i) the Stockholder’s bona fide intention to sell ‘or otherwise transfer such securities (the “Offered Shares”); (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Offered Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Stockholder proposes to transfer the Offered Shares (the “Offered Price”), and the Stockholder shall offer the Offered Shares at the Offered Price to the Company or its assignee(s).

1.3 Exercise of Right of First Refusal. At any time within ten (10) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Stockholder, elect to purchase all of the Offered Shares at the purchase price determined in accordance with Section 1.4 below.

1.4 Purchase Price. The purchase price (“Purchase Price”) for the Offered Shares purchased by the Company or its assignee(s) under this Section 1 shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith.

1.5 Payment. Payment of the Purchase Price shall be made, at the option of the of or its assignee(s), in cash (by check or wire transfer), by cancellation of all or a portion of any outstanding indebtedness of the Stockholder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within forty (40) days after receipt of the Notice or in the manner and at the times set forth in the Notice. The sale shall constitute a representation and warranty by the Stockholder that the Offered Shares being sold are free’ and clear of all liens, claims and encumbrances.

1.6 Stockholder’s Right to Transfer. If all of the Offered Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company or its assignee(s), as provided in this Section 1, then none of the Offered Shares shall be purchased under this’ Section 1, and the Stockholder may ,sell or otherwise transfer the Offered Shares to the Proposed Transferee at the Offered Price or at a higher price, .provided that (a) such sale ‘or other transfer (1) is consummated within one hundred and eighty (180) days after the date of the Notice, (ii) is in accordance with all the terms of this Agreement and all other agreements between the Stockholder and the Company, and (iii) is effected in accordance with any applicable securities laws, and (b) the Proposed Transferee agrees in writing that the provisions of this Agreement shall continue to apply to the Offered Shares in the hands of the Proposed Transferee. If the Offered Shares described in the Notice are not transferred to the Proposed Transferee within such’ period, a new Notice shall be given to the Company; and the Company or its assignees shall again be offered the Rights of First Refusal before any Offered Shares’ held by the Stockholder may be sold or otherwise transferred.

1.7 Termination of Rights of First Refusal. The Rights of First Refusal under this Section 1 shall not apply to and shall terminate immediately before the closing of the Company’s initial public offering of Common Stock with net proceeds to the Company of no less than $20,000,000 and a per share price of no less than $3.75 (as adjusted for combinations, stock dividends or splits occurring after the date hereof) pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the Rights of First Refusal under this Section 1 shall be reinstated if there is no closing.

1.8 Limitations to Rights. Without regard and not subject to the provisions of this Section 1, Stockholder may sell or otherwise assign Shares to any affiliate of Stockholder or any employee or former employee of Stockholder who is or was involved in Stockholder’s research programs relating to Vitamin D and its analogs in oncology and other disease therapies that gave rise to the inventions that are the subject of the License Agreement, provided that each such transferee or assignee, prior to the completion of the sale, transfer, or assignment, shall have executed documents assuming the obligations of the Stockholder under this Agreement with respect to the transferred securities.

2. Market Standoff. The Stockholder hereby agrees that if so: requested by the Company or any representative of the underwriters in connection with any registration of .the offering of any securities of the Company under the Act, the Stockholder shall not sell or otherwise transfer .any Shares for a period of one hundred eighty (180) days following the effective date of a registration statement filed under the Act; provided, however, that such restriction shall apply only to the first two registration statements of the Company to become effective under the Act which include securities to be sold on behalf of the Company to the public in an underwritten public offering under the Act. The Company may impose, stop-transfer instructions in order to enforce the foregoing restrictions.

3. Stock Certificate Restrictive Legends. Stock certificates evidencing Shares may bear such restrictive legends as the Company and the Company’s counsel deem necessary or advisable under applicable law or pursuant to this Agreement, including, without limitation, the following legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A RIGHT OF FIRST REFUSAL BY THE COMPANY PURSUANT TO THE PROVISION OF A STOCK RESTRICTION AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL PURCHASER OF SUCH SECURITIES, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE IN TERMS WITH’ SUCH AGREEMENT.”

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR AN OFFERING OF THE COMPANY’S SECURITIES AS MORE FULLY PROVIDED IN A STOCK RESTRICTION AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL PURCHASER OF SUCH SECURITIES, A COPY OF WHICH AGREEMENT IS ON FILE WITH THE COMPANY.”

4. Binding Effect. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the executors, administrators, heirs, legal representatives, successors, and assigns of the parties hereto.

5. Damages. The Stockholder shall be liable to the Company for all costs and damages, including incidental and consequential damages, resulting from a disposition of Shares which is not in conformity with the provisions of this Agreement.

6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS ENTERED INTO AND WHOLLY TO BE PERFORMED WITHIN THE STATE OF CALIFORNIA BY CALIFORNIA RESIDENTS. THE PARTIES AGREE THAT THE EXCLUSIVE JURISDICTION AND VENUE OF ANY ACTION WITH RESPECT TO THIS AGREEMENT SHALL BE IN THE SUPERIOR COURT OF CALIFORNIA FOR THE COUNTY OF ORANGE OR THE UNITED STATES DISTRICT -COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND EACH OF THE PARTIES HEREBY SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSE OF SUCH ACTION. THE PARTIES AGREE THAT SERVICE OF PROCESS IN ANY SUCH ACTION MAY BE EFFECTED BY DELIVERY OF THE SUMMONS TO THE PARTIES IN THE MANNER PROVIDED FOR DELIVERY OF NOTICES SET FORTH IN SECTION 7.

7. Notices. All notices and other communications under this Agreement shall be in writing. Unless and until Stockholder is notified in writing to the contrary, all notices, communications and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed, addressed as follows:

D-NOVO THERAPEUTICS, INC.

[address]

Unless and until the Company is notified in writing to the contrary, all notices, communications and documents intended for Stockholder and related to this Agreement, if not delivered by hand, shall be mailed to Stockholder’s last known address as shown on the Company’s books. Notices and communications shall be mailed by registered or certified mail, return receipt requested, postage prepaid. All notices related to this Agreement shall be deemed received upon :delivery or, if mailed, within five (5) days after mailing in accordance with this Section 7.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

D-NOVO THERAPEUTICS, INC.

By:
Eckard Weber, M.D., President
Chief Executive Officer

Stockholder hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement.

THE OREGON HEALTH & SCIENCE UNIVERSITY

By:

Title: